Exhibit 10.240





                         The Charles Schwab Corporation

                         Corporate Executive Bonus Plan

                 (Restated to include amendments approved at the Annual Meeting of Stockholders on May 13, 2002)





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I.   Purposes

     The purposes of this Corporate Executive Bonus Plan (the "Plan") are: (a) to provide greater incentive for key executives continually to exert their best efforts on behalf of The Charles Schwab Corporation (the "Company") by rewarding them for services rendered with compensation that is in addition to their regular salaries; (b) to attract and to retain in the employ of the Company persons of outstanding competence; and (c) to further the identity of interests of such employees with those of the Company's stockholders through a strong performance-based reward system.

II.  Form of Awards

     1. Incentive compensation awards under this Plan shall be generally granted in cash, less any applicable withholding taxes; provided that the Committee may determine, from time to time, that all or a portion of any award may be paid in the form of an equity based incentive, including without limitation stock options, restricted shares, or outright grants of Company stock. The number of shares and stock options granted in any year, when added to the number of shares and stock options granted for such year pursuant to the Company's Annual Executive Individual Performance Plan, shall in no event exceed .5% of the outstanding shares of the Company.

III. Determination of Awards

     1. Incentive awards for participants other than the President/Co-Chief Executive Officer shall be determined quarterly according to a Corporate Performance Payout Matrix that shall be adopted at the beginning of each year by the Compensation Committee of the Board of Directors (the "Committee"). The Executive Committee Corporate Performance Payout Matrix shall be based on corporate performance criteria to be selected by the Committee from among the following: revenue growth, operating revenue growth, consolidated pretax profit margin, consolidated pretax operating margin, customer net new asset growth, stockholder return, return on net assets, earnings per share, return on equity, and return on investment. Awards shall be defined by reference to a target percentage of base salary determined, from time to time, by the Committee. Payouts described in this subsection shall be calculated and paid on a quarterly basis, based on year-to-date performance compared with the comparable period in the preceding year.

     2. With respect to payments made pursuant to Section III.1, the amount of base salary included in the computation of incentive awards shall not exceed 250% of the base salary in effect for the officer holding the same or substantially similar position on March 31, 2000. In addition, for all participants other than the President/Co-Chief Executive Officer, (i) the maximum target incentive percentage shall be 100% of base salary and (ii) the maximum award shall be 400% of the participant's target award.

     3. Incentive awards for the President/Co-Chief Executive Officer shall be determined in accordance with a Corporate Performance Payout Matrix that shall be adopted at the beginning of each year by the Committee. The Committee shall determine the President/Co-Chief Executive Officer's award each year, up to the maximum amount defined by the matrix for a given level of performance. This matrix may, if the Committee deems appropriate, differ from that described in Subsection
          III.1. However, the performance criteria shall be the same as referred to above. Payouts for the President/Co-Chief Executive Officer shall be made on an annual basis, based on the Company's results for the full year.

     4. The maximum award payable for the President/Co-Chief Executive Officer under this plan shall be no more than 500% of his target incentive award. The target incentive amount shall be determined each year by the Committee, but may not exceed 500% of base salary. The amount of base salary taken into account for purposes of computing the target incentive award may not exceed 250% of the President/Co-Chief Executive Officer's base salary as of March 31, 2000.

     5. Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any Participant (or to determine that no amount shall be payable to such Participant) with respect to any award prior to the time the amount otherwise would have become payable hereunder. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other participants under the Plan.

IV.  Administration

     1.   Except  as  otherwise   specifically   provided,  the  Plan  shall  be
          administered by the Committee. The Committee members shall be appointed pursuant to the Bylaws of the Company, and the members thereof shall be ineligible for awards under this Plan for services performed while serving on said Committee.

     2. The decision of the Committee with respect to any questions arising as to interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be, in its sole and absolute discretion, final, conclusive and binding.

V.   Eligibility for Awards

     1. Awards under the Plan may be granted by the Committee to those employees who have contributed the most in a general way to the Company's success by their ability, efficiency, and loyalty, consideration being given to ability to succeed in more important managerial responsibility in the Company. This is intended to include the President/Co-Chief Executive Officer, Vice Chairmen, Executive Vice Presidents, and from time to time, certain other officers having comparable positions.

          No award may be granted to a member of the Company's Board of Directors except for services performed as an employee of the Company.

     2. Except in the event of retirement, death, or disability, to be eligible for an award an employee shall be employed by the Company as of the date awards are calculated and approved by the Committee under this Plan.

     3. For purposes of this Plan, the term "employee" shall include an employee of a corporation or other business entity in which this Company shall directly or indirectly own 50% or more of the outstanding voting stock or other ownership interest.

VI.  Awards

     1. The Committee shall determine each year the payments, if any, to be made under the Plan. Awards for any calendar year shall be granted not later than the end of the first quarter of the calendar year, and payments pursuant to the Plan shall be made as soon as practicable after the close of each calendar quarter (or, in the case of the President/Co-Chief Executive Officer, as soon as practicable after the close of each calendar year).

     2. Upon the granting of awards under this Plan, each participant shall be informed of his or her award by his or her direct manager and that such award is subject to the applicable provisions of this Plan.

VII. Deferral of Awards

     1. A participant in this Plan who is also eligible to participate in The Charles Schwab Corporation Deferred Compensation Plan may elect to defer payments pursuant to the terms of that plan.

VIII. Recommendations and Granting of Awards

     1. Recommendations for awards shall be made to the Committee by the Co-Chief Executive Officers, except that, with respect to the President/Co-Chief Executive Officer, recommendations for awards shall be made solely by the Chairman/Co-Chief Executive Officer.

     2. Any award shall be made in the sole discretion of the Committee, which shall take final action on any such award. No person shall have a right to an award under this Plan until final action has been taken granting such award.

IX.  Amendments and Expiration Date

     While it is the present intention of the Company to grant awards annually, the Committee reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently; provided, however, that no modification of this plan shall operate to annul, without the consent of the beneficiary, an award already granted hereunder; provided, also, that no modification without approval of the stockholders shall increase the maximum amount which may be awarded as hereinabove provided.

X.   Miscellaneous

     All expenses and costs in connection with the operation of this Plan shall be borne by the Company and no part thereof shall be charged against the awards anticipated by the Plan. Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder. This Plan shall be construed and governed in accordance with the laws of the State of California.